Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE	FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM REPORTS THIRD QUARTER 2012

FINANCIAL AND OPERATING RESULTS

HOUSTON— November 7, 2012 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today its financial and operating results for the three months ended September 30, 2012.  Midstates’ third quarter results featured increased production led by a 13% uplift in oil and a highly successful first horizontal Wilcox completion at North Cowards Gully, which has averaged over 1,400 gross barrels of oil equivalent (“Boe”) per day since first production on September 15, 2012.  The Company indicated that third quarter results do not reflect any impact from the Eagle Energy Acquisition which closed on October 1, 2012.

Key points for the three months ended September 30, 2012 include:

•                  Adjusted EBITDA totaled $32.7 million. See “Non-GAAP Financial Measures” in the tables below for a definition of Adjusted EBITDA and a reconciliation to net income (loss) and net cash provided by operating activities.

•                  Adjusted Net Income (which excludes unrealized gains/losses on derivatives and the related income tax effect) totaled $0.1 million. See “Non-GAAP Financial Measures” in the tables below for a definition of Adjusted Net Income and reconciliation to net income (loss).

•                  Average daily production rose to 8,182 net Boe per day from 7,904 net Boe per day in the second quarter of 2012; oil production and natural gas liquids (“NGL”) volumes rose 13% and 18%, respectively, compared with the second quarter of 2012, while natural gas volumes were lower by 28%.

•                  Cash Operating Expenses (which includes lease operating and workover expenses, severance and ad valorem taxes, and the cash portion of general and administrative expenses) were $26.67 per Boe, before costs associated with the Eagle Energy Acquisition. See “Non-GAAP Financial Measures” in the tables below for a definition of Cash Operating Expenses and reconciliation to Operating Expenses.

•                  20 gross wells and two horizontal sidetracks were spud during the third quarter of 2012, of which nine were producing, eight were awaiting completion, four were drilling at quarter end and one was a mechanical dry hole. Since September 30, 2012, Midstates has spud 13 additional wells, including those spud on its newly acquired Mississippian Lime properties.

•                  Completed the Musser-Davis 8H-1 horizontal well located in the North Cowards Gully Field in Beauregard Parish, Louisiana.  The well continues to show strong production results and has averaged 1,263 gross Boe per day for the seven day period ending November 5, 2012.  Four horizontal projects are currently underway, with two at West Gordon, one at South Bearhead Creek and one at North Cowards Gully.

Other significant recent events through November 5, 2012, include:

•                  Closing of the acquisition of all of Eagle Energy Production, LLC’s producing properties as well as their developed and undeveloped acreage primarily in the Mississippian Lime oil play in Oklahoma and Kansas, and the related commodity hedging instruments, for $325 million in cash (before customary post-closing adjustments and adjustments for expenses incurred and revenue received by Eagle since June 1, 2012) and

325,000 shares of Midstates’ Series A Preferred Stock with an initial liquidation preference value of $1,000 per share.

•                  Amendment of the Company’s revolving credit facility to increase the borrowing base (subject to semiannual redetermination) to $250 million effective October 1, 2012 and to allow for the issuance of the Notes (discussed further below) and the Series A Preferred Stock issued in connection with the Eagle Energy Acquisition.

•                  Closing of the private issuance of $600 million in aggregate principal amount of 10.75% senior unsecured notes (the “Notes”) due 2020.  A portion of the net proceeds were used to fund the cash portion of the Eagle Energy Acquisition.

John Crum, Midstates Chief Executive Officer and President commented, “The last four months have been exceptionally productive for Midstates.  In addition to closing the Eagle transaction exactly as planned and completing an up-sized $600 million senior notes offering to fund the acquisition and our future drilling program, we also had excellent results from a key horizontal well and met our production guidance.”  Crum continued, “During the third quarter, our oil and natural gas liquids volumes continued to increase in total and as a percentage of our overall daily production mix, allowing us to capture the higher value associated with those products.  While our overall production increased 4% over the second quarter of 2012, our revenues from oil, natural gas and natural gas liquids increased 10%, primarily due to the improved production mix.”

Three Months Ended September 30, 2012 Financial Results

Adjusted EBITDA totaled $32.7 million in the third quarter of 2012, compared to $39.6 million in the third quarter of 2011 and $32.8 million for the second quarter of 2012.  See “Non-GAAP Financial Measures” in the tables below for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities.

The Company reported a net loss of $17.8 million, or $0.27 per share, for the third quarter of 2012 as compared to net income of $48.5 million for the third quarter of 2011.  The net loss for the third quarter of 2012 includes unrealized losses on derivatives of $29.6 million as well as a non-cash tax benefit of $11.6 million.  Adjusted Net Income, which excludes unrealized losses on derivatives and the related tax impact, totaled $0.1 million for the third quarter of 2012.  See “Non-GAAP Financial Measures” in the tables below for a reconciliation of Adjusted Net Income to net income (loss).

Production during the third quarter of 2012 increased to 8,182 Boe per day compared to 7,379 Boe per day produced during the third quarter of 2011, and 7,904 Boe per day in the second quarter of 2012. In the third quarter of 2012, oil production averaged 5,537 barrels per day, NGL production averaged 1,267 barrels per day and natural gas production averaged 8,261 thousand cubic feet (“mcf”) per day. Oil volumes comprised 68% of production, NGLs 15%, and natural gas 17% on a Boe basis.  In the comparable period of 2011, oil production averaged 4,168 barrels per day, NGL production averaged 983 barrels per day, and natural gas production averaged 13,373 mcf per day.  In the second quarter of 2012, oil production averaged 4,910 barrels per day, NGL production averaged 1,076 barrels per day and natural gas production averaged 11,507 mcf per day. During the third quarter of 2012, a 13% and 18% growth in oil and NGL volumes produced, respectively, was partially offset by a 28% decline in produced natural gas as compared to the second quarter of 2012.

Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $104.32 ($96.15 with realized derivatives) in the third quarter of 2012 as compared to $107.56 ($97.24 with realized derivatives) for the third quarter of 2011, and $107.56 ($95.97 with realized derivatives) in the second quarter of 2012. The Company’s average realized price for NGL sales was $35.46 per barrel versus $39.83 per barrel in the second quarter of 2012, while natural gas averaged $2.97 per mcf versus $2.27 per mcf in the second quarter of 2012. During the comparable period of 2011, Midstates’ average realized price for NGL sales was $52.35 per barrel and natural gas averaged $4.70 per mcf. The Company did not have hedges in place on its Louisiana-based natural gas or NGL production during any of the periods presented.

Oil, natural gas and NGL sales revenues increased by $7.7 million to $59.5 million during the third quarter of 2012 as compared to $51.8 million for the third quarter of 2011, and by $5.2 million compared to $54.3 million in the second quarter of 2012. The Company’s net mark-to-market derivative positions moved from unrealized gains of $44.5 million and $53.3 million in the third quarter of 2011 and the second quarter of 2012, respectively, to an unrealized loss of $29.6 million in the third quarter of 2012. The realized loss on derivatives for the third quarter of 2012 increased slightly to $4.2 million compared to a realized loss of $4.0 million for the third quarter of 2011, and declined from a realized loss of $5.2 million for the second quarter of 2012.

Three Months Ended September 30, 2012 Costs and Expenses

Lease operating and workover expenses totaled $6.6 million ($8.72 per Boe), an increase of $0.7 million ($0.48 per Boe) compared to the second quarter of 2012. The increase in expenses was primarily due to higher chemical costs attributable to the Company’s well treatment program.

Severance and ad valorem taxes as a percentage of oil, natural gas and NGL sales revenue (before derivatives) were 10.8% for the third quarter of 2012 as compared to 11.5% for the second quarter of 2012.  Severance and ad valorem taxes increased $0.2 million to $6.5 million as compared to $6.3 million in the second quarter of 2012.

The Company’s general and administrative expenses (before costs associated with the Eagle Energy Acquisition) were $7.9 million ($10.56 per Boe) compared to $5.0 million ($6.89 per Boe) for the second quarter of 2012.  Third quarter general and administrative expenses included non-cash share-based compensation expense of $0.9 million ($1.18 per Boe).   Acquisition and transition costs related to the Eagle Energy Acquisition totaled approximately $2.7 million ($3.55 per Boe) and represent due diligence, legal and other advisory fees that are required to be currently expensed under US GAAP.

Total cash operating costs (which includes lease operating and workover expenses, severance and ad valorem taxes, and the cash portion of general and administrative expenses, but excludes acquisition and transition costs related to the Eagle Energy Acquisition) increased to $26.67 per Boe from $22.90 per Boe in the second quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a definition of Cash Operating Expenses and reconciliation to Operating Expenses.

Depreciation, depletion and amortization expense (“DD&A”) totaled $30.7 million, an increase of $2.8 million as compared to the second quarter of 2012.  The DD&A rate for the third quarter of 2012 was $40.76 per Boe compared to $38.78 per Boe for the 2012 second quarter.

Total interest expense (after amounts capitalized) was $0.9 million for the third quarter of 2012 versus $1.0 million in the second quarter of 2012.  The Company capitalized $0.8 million in interest to unproved properties during the third quarter of 2012.

The Company recorded an income tax benefit during the quarter of $11.6 million attributable to the loss during the period, as compared to income tax expense of $168.9 million in the second quarter of 2012.  Included in income tax expense for the second quarter of 2012 was a non-cash charge of $149.5 million related to the Company’s corporate reorganization in connection with its initial public offering. The Company became a tax paying entity on April 25,

2012 and recorded a tax charge for the difference between the tax and book basis of its assets and liabilities as of that date.  The second quarter of 2012 also includes $19.4 million of income tax expense associated with income earned from April 25, 2012 through June 30, 2012.  The Company does not expect to have a cash income tax liability for the foreseeable future.

Liquidity and Capital Investment

On September 30, 2012, Midstates’ liquidity was $23.2 million, consisting of $18.5 million of available borrowing capacity under the Company’s revolving credit facility (which at that date, consisted of a borrowing base of $235 million) and $4.7 million of cash and cash equivalents.

On October 1, 2012, the Company closed a private issuance of $600 million in aggregate principal amount of 10.75% Senior Notes.  The Notes mature on October 1, 2020 and were issued at 100% of face value.  The estimated proceeds from the Notes offering of $582 million (net of the initial purchasers’ discount and related offering expenses) were used to fund the cash portion of, and expenses related to, the Eagle Energy Acquisition, to repay $182.9 million in outstanding borrowings under the Company’s revolving credit facility and for general corporate purposes.  Also on October 1, 2012, in connection with the Eagle Energy Acquisition and pursuant to the previously executed amendments to the Company’s revolving credit facility, the initial borrowing base under the Company’s revolving credit facility was increased to $250 million (subject to redetermination in March 2013) and the maturity date was extended to October 1, 2017.   At October 1, 2012, after consideration of the transactions detailed above and the payment of certain expenses directly related to the closing of the Eagle Energy Acquisition, the Company had approximately $216 million of borrowing availability under the revolving credit facility and $38 million of cash and cash equivalents.  This capital structure, together with future cash flows from operations, is expected to give the Company sufficient liquidity to fund its development program through the end of 2013.

During the three and nine months ended September 30, 2012, the Company incurred capital expenditures on its Louisiana properties of $108 million and $315 million, respectively, consisting primarily of (in thousands):

	For the Three Months Ended September 30, 2012	For the Nine Months Ended September 30, 2012
Drilling and completion activities	$91,945	$250,092
Acquisition of acreage and seismic data	9,724	42,248
Facilities and other	6,555	22,430
Total capital expenditures incurred	$108,224	$314,770

Operations Update: Louisiana Upper Gulf Coast Tertiary Trend

Midstates spud 20 gross wells and two horizontal sidetracks during the three months ended September 30, 2012, of which nine were producing, eight were awaiting completion, four were drilling at quarter end, and one was a mechanical dry hole.  Both horizontal sidetracks were located in West Gordon.  Of the 20 gross wells spud, 19 wells were located at Pine Prairie and one horizontal well, the Musser-Davis 8H-1, at North Cowards Gully. We previously announced that this well had an initial 14-day average gross production rate of 1,649 Boe per day.  This well has produced an average of 1,411 gross Boe per day since first production on September 15, 2012.  Assuming continued positive performance from the field, the Company believes it could have over 20 potential horizontal well locations at North Cowards Gully for future drilling. The Company currently has four horizontal projects underway, one at South Bearhead Creek and one at North Cowards Gully which are follow ups to previous horizontal successes in those fields, as well as two at West Gordon.

Since September 30, 2012, Midstates spud 13 additional wells, including those spud on its Mississippian Lime properties. The Company currently has four 1,000+ horsepower rigs working in its Wilcox program and one additional smaller rig drilling the shallow well program at Pine Prairie.  The Company has continued to successfully reduce costs and cycle time of drilling new wells through improved efficiencies in drill times, stimulation costs and location costs in the Wilcox program.

At September 30, 2012, Midstates had approximately 159,900 net acres under lease or option, comprised of approximately 104,800 net leased acres and approximately 55,100 net optioned acres. The Company currently has a 200 square mile Fleetwood 3D seismic survey in process, as well as a 72 square mile 3D seismic survey at South Bearhead Creek.

Operations Update:  Oklahoma Mississippian Lime and Hunton Trend

With the completion of the Eagle Energy Acquisition on October 1, 2012, Midstates added approximately 96,000 net acres in the Mississippian Lime and Hunton plays in Oklahoma and Kansas with over 600 currently identified gross drilling locations.  The Company recently increased its active rig count in Oklahoma to four rigs drilling horizontal wells in the Mississippian Lime.  The Company recently entered into an agreement to acquire approximately 304 square miles of 3D seismic over the Mississippian Lime trend in Oklahoma, which should be completed in the latter half of 2013.

Fourth Quarter 2012 Drilling Plan Update

For the remainder of 2012, the Company intends to continue development of the Wilcox trend in Louisiana, with plans to drill 12 vertical wells at Pine Prairie, one horizontal sidetrack at South Bearhead Creek, one new horizontal well and one vertical sidetrack at North Cowards Gully, and one horizontal sidetrack at West Gordon.  Development plans for the Company’s newly acquired Mississippian Lime play for the remainder of 2012 include the spudding of 12 horizontal wells in Oklahoma. The Company also expects to continue optimizing its acreage positions in both trends.

John Crum, Midstates’ Chief Executive Officer commented, “We are very encouraged by the performance of our recently completed North Cowards Gully horizontal well and the implications it may have for the continued application of horizontal drilling throughout the Wilcox trend.  Additionally, we continue to successfully reduce drilling and completion costs in the Wilcox trend, and, going forward, we intend to apply those lessons to our Mississippian Lime operations.”

Crum continued, “We are pleased to be moving ahead quickly with the integration of the Eagle properties and technical team into our organization. With the addition of the Mississippian Lime properties, we have gained a significant footprint in an emerging liquids-rich play that should allow us to optimize our capital program across our portfolio to grow production.  With our strong liquidity position, we look forward to actively exploiting both of our core operating areas.”

Conference Call Information

The Company will host a conference call to discuss the third quarter results Thursday, November 8, 2012 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). Participants may join the conference call by dialing (877) 645-4610

(for U.S. and Canada) or (707) 595-2723 (International). The conference access code is 56686295 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days until Thursday, November 15, 2012 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 56686295 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, goals, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, and the benefits of the Eagle acquisition are forward-looking statements. When used in this release, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” “guidance,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. The Company discloses important factors that could cause our actual results to differ materially from its expectations in the “Risk Factors” section of the Company’s Form 10-Q for the three months ended June 30, 2012 and other filings with the SEC.  These factors include, but are not limited to, the inability of the Company to integrate the Eagle acquisition and realize anticipated benefits therefrom; risks or liabilities assumed as a result of the Eagle acquisition; increases in our indebtedness; our ability to meet financial and operating guidance, to achieve our production targets, successfully manage our capital expenditures and to complete and to test and produce the wells and prospects identified in this release; variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the infrastructure for salt water disposal; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; general economic and business conditions; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations onshore in central Louisiana and northwestern Oklahoma; the outcome of the Clovelly litigation with respect to certain of the Company’s Pine Prairie properties; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. Founded in 1993, the Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana and the Mississippian Lime trend in northwestern Oklahoma and southern Kansas. Midstates is headquartered in Houston, Texas.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations

Al.Petrie@midstatespetroleum.com

(713) 595-9427

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,674	$7,344
Accounts receivable:
Oil and gas sales	22,599	23,792
Severance tax refund	187	3,413
Other	521	249
Prepayments	270	2,642
Inventory	7,036	5,713
Commodity derivative contracts	987	4,957
Total current assets	36,274	48,110

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting:
Proved properties	936,476	644,393
Unevaluated properties	102,173	76,857
Other property and equipment	2,758	1,672
Less accumulated depreciation, depletion, and amortization	(235,444)	(148,843)
Net property and equipment	805,963	574,079

OTHER ASSETS:
Commodity derivative contracts	594	588
Other noncurrent assets	13,454	1,879
Total other assets	14,048	2,467

TOTAL	$856,285	$624,656

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,488	$35,731
Accrued liabilities	64,507	37,524
Commodity derivative contracts	9,244	12,599
Total current liabilities	113,239	85,854

LONG-TERM LIABILITIES:
Asset retirement obligations	11,804	7,627
Commodity derivative contracts	3,978	10,178
Long-term debt	216,300	234,800
Deferred income taxes	157,326	—
Other long-term liabilities	573	695
Total long-term liabilities	389,981	253,300

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’/MEMBERS’ EQUITY
Capital contributions	—	322,496
Preferred stock, $0.01 par value, 49,675,000 shares authorized, no shares issued or outstanding, respectively	—	—
Series A mandatorily convertible preferred stock, $1,000 liquidation value; 8% cumulative dividends; 325,000 shares designated, no shares issued or outstanding	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 66,533,872 shares issued and outstanding, respectively	665	—
Additional paid-in-capital	537,082	—
Retained deficit/accumulated loss	(184,682)	(36,994)
Total stockholders’/members’ equity	353,065	285,502

TOTAL	$856,285	$624,656

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

REVENUES:
Oil sales	$53,143	$41,241	$146,281	$122,817
Natural gas sales	2,257	5,779	8,086	14,813
Natural gas liquid sales	4,134	4,732	14,307	9,949

Gains (Losses) on commodity derivative contracts — net (1)	(33,726)	40,560	(10,249)	22,442

Other	124	146	331	260

Total revenues	25,932	92,458	158,756	170,281

EXPENSES:
Lease operating and workover	6,569	3,861	18,957	10,136
Severance and other taxes	6,450	(443)	18,098	9,052
Asset retirement accretion	165	119	463	205
General and administrative	7,948	17,064	18,966	31,608
Acquisition and transition costs	2,675	—	2,675	—
Depreciation, depletion, and amortization	30,692	22,747	86,601	62,631

Total expenses	54,499	43,348	145,760	113,632

OPERATING INCOME	(28,567)	49,110	12,996	56,649

OTHER INCOME (EXPENSE)
Interest income	80	3	229	15
Interest expense — net of amounts capitalized	(908)	(601)	(3,587)	(735)

Total other income (expense)	(828)	(598)	(3,358)	(720)

INCOME BEFORE TAXES	(29,395)	48,512	9,638	55,929

Income tax expense (benefit)	(11,592)	—	157,326	—

NET INCOME (LOSS)	$(17,803)	$48,512	$(147,688)	$55,929

Loss per share: (2)
Basic and Diluted	$(0.27)	N/A	$(2.54)	N/A

Weighted average shares outstanding: (2)
Basic and Diluted	65,634	N/A	58,080	N/A

(1)         Includes $4.2 million, $4.0 million, $15.8 million, and $12.1 million of realized losses on commodity derivatives for the three months ended September 30, 2012, the three months ended September 30, 2011, the nine months ended September 30, 2012 and the nine months ended September 30, 2011.

(2)         For the nine months ended September 30, 2012, the calculations of loss per share and weighted average shares outstanding are pro forma.

Midstates Petroleum Company, Inc.

Statement of Stockholders’/Members’ Equity

(In thousands, except share amounts)

(Unaudited)

	Common Stock		Capital	Additional Paid-	Retained deficit/	Total Stockholders’/
	Number of Shares	Amount	Contributions	in-Capital	accumulated loss	Members’ Equity
Balance as of December 31, 2011	—	$—	$322,496	$—	$(36,994)	$285,502
Issuance of common stock	47,634,353	476	(476)	—	—	—
Reclassification of members’ contributions	—	—	(322,020)	322,020	—	—
Proceeds from the sale of common stock	18,000,000	180	—	213,407	—	213,587
Share-based compensation	916,594	9	—	1,655	—	1,664
Forfeitures of restricted stock	(17,075)	—	—	—	—	—
Net loss	—	—	—	—	(147,688)	(147,688)
Balance as of September 30, 2012	66,533,872	$665	$—	$537,082	$(184,682)	$353,065

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(17,803)	$48,512	$(147,688)	$55,929
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized (gains) losses on commodity derivative contracts, net	29,566	(44,518)	(5,591)	(34,536)
Asset retirement accretion	165	119	463	205
Depreciation, depletion, and amortization	30,692	22,747	86,601	62,631
Share-based compensation	886	12,179	1,568	20,128
Deferred income taxes	(11,592)	—	157,326	—
Amortization of deferred financing costs	207	222	583	605
Change in operating assets and liabilities:	—	—	—	—
Accounts receivable — oil and gas sales	(3,822)	(2,578)	1,193	(3,759)
Accounts receivable — other	82	(5,417)	2,954	(5,112)
Prepayments and other assets	484	(338)	(2,224)	(221)
Inventory	(540)	(1,151)	(1,323)	(1,255)
Accounts payable	1,866	2,243	(1,211)	(4,677)
Accrued liabilities	4,522	3,612	2,151	12,681
Other	4	652	(122)	649

Net cash provided by operating activities	34,717	36,284	94,680	103,268

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(100,630)	(60,390)	(284,875)	(162,692)

Net cash used in investing activities	(100,630)	(60,390)	(284,875)	(162,692)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	64,600	52,000	84,667	109,000
Repayment of long-term borrowings	—	—	(103,167)	—
Proceeds from issuance of mandatorily redeemable convertible preferred units	—	—	65,000	—
Repayment of mandatorily redeemable convertible preferred units	—	—	(65,000)	—
Proceeds from sale of common stock, net of initial public offering expenses of $6.4 million	(252)	—	213,587	—
Deferred financing costs	(5,450)	(363)	(7,562)	(863)
Cash received for units	—	—	—	170
Distributions to members	—	(27,761)	—	(50,572)
Other	—	(5)	—	(8)

Net cash provided by financing activities	58,898	23,871	187,525	57,727

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,015)	(235)	(2,670)	(1,697)

Cash and cash equivalents, beginning of period	11,689	10,455	7,344	11,917

Cash and cash equivalents, end of period	$4,674	$10,220	$4,674	$10,220

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2012	2011	2012	2011	2012
PRODUCTION DATA:
Oil (Boe/day)	5,537	4,168	4,969	4,163	4,910
Natural gas (Mcf/day)	8,261	13,373	11,419	11,553	11,507
Natural gas liquids (Boe/day)	1,267	983	1,248	759	1,076
Oil equivalents (MBoe)	753	679	2,225	1,869	719
Average daily production (Boe/day)	8,182	7,379	8,120	6,847	7,904

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$104.32	$107.56	$107.43	$108.08	$107.56
Oil, with realized derivatives (per Bbl)	$96.15	$97.24	$95.80	$97.43	$95.97
Natural gas (per Mcf)	$2.97	$4.70	$2.58	$4.70	$2.27
Natural gas liquids (per Bbl)	$35.46	$52.35	$41.84	$48.02	$39.83

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$8.72	$5.69	$8.52	$5.42	$8.24
Severance and other taxes	$8.57	$(0.65)	$8.13	$4.84	$8.72
Asset retirement accretion	$0.22	$0.18	$0.21	$0.11	$0.23
Depreciation, depletion, and amortization	$40.76	$33.50	$38.92	$33.51	$38.78
General and administrative (1)	$10.56	$25.13	$8.52	$16.91	$6.89
Acquisition and transition costs	$3.55	$—	$1.20	$—	$—

(1)         Includes $1.18, $17.94, $0.70 and $10.77 per Boe for share-based compensation for the three months ended September 30, 2012 and September 30, 2011, and the nine months ended September 30, 2012 and September 30, 2011.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of November 5, 2012

(Unaudited)

	2012
	Fourth Quarter	2013	2014
LOUISIANA
Oil (Bbls):
Swaps - LA
Hedged Volume	387,320	1,700,874	809,950
Hedged Volume (BPD)	4,210	4,660	2,219
Weighted Average Fixed Price (per Bbl)	$95.75	$95.55	$87.33

Collars - LA
Hedged Volume	41,400
Hedged Volume (BPD)	450
Weighted Average Floor ($/BBL)	$85.00
Weighted Average Ceiling ($/BBL)	$127.28

Deferred Premium Puts (1)
Hedged Volume	138,000
Hedged Volume (BPD)	1,500
Weighted Average Fixed Price (per Bbl)	$85.00
Weighted Average Premium (per Bbl)	$(5.99)

Basis Differential Swaps (2)
Hedged Volume	490,220	1,602,164	501,000
Hedged Volume (BPD)	5,328	4,389	1,373
Weighted Average Differential (per Bbl)	$8.60	$5.89	$5.35

OKLAHOMA
Oil (Bbls):
Swaps - OKLA
Hedged Volume	79,904	237,600	156,000
Hedged Volume (BPD)	869	651	427
Weighted Average Fixed Price (per Bbl)	$96.07	$96.10	$93.00

Collars - OKLA
Hedged Volume	94,500	203,004	164,400
Hedged Volume (BPD)	1,027	556	450
Weighted Average Floor ($/BBL)	$90.29	$85.27	$88.49
Weighted Average Ceiling ($/BBL)	$106.08	$100.70	$97.94

Natural Gas (Mmbtu):
Natural Gas Swaps
Hedged Volume (MMBTU)	524,400
Hedged Volume (MMBTU/D)	5,700
Weighted Average Fixed Price (MMBTU)	$6.06

Collars - OKLA
Hedged Volume (MMBTU)	372,000	2,232,996	1,685,004
Hedged Volume (MMBTU/D)	4,043	6,118	4,616
Weighted Average Floor ($/MMBTU)	$2.83	$3.68	$3.99
Weighted Average Ceiling ($/MMBTU)	$3.44	$4.91	$5.09

NGL’s (Bbls):
NGL Swaps
Hedged Volume	97,800	258,000	151,500
Hedged Volume (BPD)	1,063	707	415
Weighted Average Fixed Price (per Bbl)	$68.46	$63.42	$62.16

(1)         The premiums for these instruments are paid each month, concurrently with the settlement of the monthly put contracts.

(2)        The Company enters into swap arrangements intended to capture the positive differential between the Louisiana Light Sweet (“LLS”) pricing and West Texas Intermediate (“NYMEX WTI”) pricing.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2012	2011	2012	2011	2012
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss):	$(17,803)	$48,512	$(147,688)	$55,929	$(112,377)
Depreciation, depletion and amortization	30,692	22,747	86,601	62,631	27,882
Change in unrealized (gain) loss on commodity derivative contracts	29,566	(44,518)	(5,591)	(34,536)	(53,323)
Income taxes	(11,592)	—	157,326	—	168,917
Interest income	(80)	(3)	(229)	(15)	(143)
Interest expense - net of amounts capitalized	908	601	3,587	735	990
Asset retirement obligation accretion	165	119	463	205	164
Share-based compensation	886	12,179	1,568	20,128	682

Adjusted EBITDA	$32,742	$39,637	$96,037	$105,077	$32,792

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	34,717	36,284	94,680	103,268	25,647
Changes in working capital	(2,596)	2,977	(1,418)	1,694	6,458
Interest income	(80)	(3)	(229)	(15)	(143)
Interest expense - net of amounts capitalized and accrued but not paid	908	601	3,587	735	990
Amortization of deferred financing costs	(207)	(222)	(583)	(605)	(160)

Adjusted EBITDA	$32,742	$39,637	$96,037	$105,077	$32,792

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2012	2011	2012	2011	2012

Net income - GAAP	$(17,803)	$48,512	$(147,688)	$55,929	$(112,377)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gain)/loss on commodity derivative contracts	29,566	(44,518)	(5,591)	(34,536)	(53,323)
Deferred tax charge - IPO, corporate reorganization		—	149,489	—	149,489

Tax impact (1)	(11,659)	—	4,546	—	18,323

Adjusted net income - non-GAAP	$104	$3,994	$756	$21,393	$2,112

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and nine months ended September 30, 2012 were approximately 39.4% and 81.3%, respectively. Prior to April 25, 2012, the Company was not a tax paying entity.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2012	2011	2012	2011	2012

Operating Expenses - GAAP	$54,499	$43,348	$145,760	$113,632	$45,195
Adjustments for certain non-cash items:
Asset retirement accretion	(165)	(119)	(463)	(205)	(164)
Share-based compensation	(886)	(12,179)	(1,568)	(20,128)	(682)
Depreciation, depletion, and amortization	(30,692)	(22,747)	(86,601)	(62,631)	(27,882)

Cash Operating Expenses - Non-GAAP (1)	$22,756	$8,303	$57,128	$30,668	$16,467
Cash Operating Expenses - Non-GAAP, per Boe (1)	$30.22	$12.23	$25.68	$16.41	$22.90

(1) During the three and nine months ended September 30, 2012, cash operating expenses include acquisition and transition costs of $2.7 million ($3.55 per Boe) and $2.7 million ($1.20 per Boe), respectively, attributable to costs incurred during the period related to the Eagle Energy Acquisition.